UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 5, 2013

DAVITA HEALTHCARE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2013, DaVita HealthCare Partners Inc. (the “Company”) announced that Garry E. Menzel, Ph.D. (“Menzel”), is to join the Company and become its Chief Financial Officer. Menzel will initially serve in the position of Senior Vice President, Finance beginning on or about September 9, 2013 and continuing until the day after the Company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Jim Hilger, who has served as the Interim Chief Financial Officer since April 2012, and Acting Chief Financial Officer from November 2007 to February 2008, will continue in his role as the Company’s Chief Accounting Officer, a position he has held since April 2010.

Menzel, age 48, joins the Company after holding the positions of Chief Operating Officer and Chief Financial Officer at Regulus Therapeutics Inc., a publicly-traded biopharmaceutical company. Prior to joining Regulus in 2008, Menzel spent 14 years on Wall Street where he was a Managing Director and Global Head of Life Sciences for Credit Suisse and a Managing Director and Global Head of Biotechnology for Goldman Sachs. Menzel also spent several years as a strategy consultant for Bain & Company. Menzel holds a B.Sc. with honors in biochemistry from the Imperial College of Science & Technology in London, England, a Ph.D. in molecular biology from the University of Cambridge in England, and an M.B.A from the Stanford Graduate School of Business.

There are no family relationships between Menzel and any director or other executive officer of the Company, or with any person selected to become an officer or a director of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Menzel, or any member of his immediate family, has a direct or indirect material interest.

The Company entered into an employment agreement (the “Employment Agreement”) effective July 5, 2013 (the “Effective Date”). Menzel will receive an annual base salary of $510,000 (“Base Salary”), a signing bonus of $15,000 and is eligible to receive a discretionary performance bonus of up to $510,000 in an amount to be determined by the Company’s Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board of Directors. Under the Employment Agreement, Menzel will receive a grant of stock-settled stock appreciation rights (“SSARs”) on a base number of 60,000 shares of the Company’s common stock (“Common Stock”), upon approval. This grant shall have a five-year term and vest 50% on the third and fourth anniversaries of the grant date. The base grant price shall be the closing price as reported on the New York Stock Exchange on the date on which Menzel begins his employment with the Company and begins to perform the services set forth within the Employment Agreement, or the date that appropriate approval has been obtained, whichever is later.

Under the terms of the Employment Agreement, the Company has the right to terminate Menzel’s employment without advanced notice for Material Cause (as defined in the Employment Agreement). In the event Menzel is terminated for Material Cause or elects to resign from the Company without Good Cause (as defined in the Employment Agreement) upon 90 days advance written notice, he will be entitled to receive his Base Salary and all benefits under the Company’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) and any other savings, retirement or other employee benefit plans or programs that by their terms would apply, under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility, through the effective date of such termination.

If Menzel is terminated by the Company for reasons other than death, Material Cause, or Disability (as defined in the Employment Agreement), and contingent upon his execution of the Company’s standard Severance and General Release Agreement within twenty-eight (28) days of the employment termination, he will be entitled to the benefits set forth in the DaVita HealthCare Partners Inc. Severance Plan for Vice President level executives. In no event however, will Menzel receive less than twelve (12) months of Base Salary.

If Menzel elects to resign within sixty (60) days following a Good Cause event, and no more than twelve (12) months after a Change in Control (as those terms are defined in the Employment Agreement), and contingent upon his execution of the Company’s standard Severance and General Release Agreement within twenty-eight (28) days of employment termination, he will be entitled to the same payments and benefits as in the case of a termination for Material Cause, plus a continuation of his base salary for eighteen (18) months and a lump sum payment equal to the performance bonus he received in the year prior to termination, pro-rated through the date of termination and subject to certain conditions set forth in the Employment Agreement.

Under the terms of the Employment Agreement, Menzel is an “at will” employee, which means that either Menzel or the Company may terminate his employment at any time and for any reason or no reason, subject to notice requirements.

The Employment Agreement contains certain noncompetition, nonsolicitation and confidentiality provisions that, among other things, prohibit Menzel from soliciting employees of the Company to work for any person and from soliciting any patient or customer of the Company to patronize any competing business or from soliciting any patient, customer, supplier or physician to curtail or terminate their business relationship with the Company during the term of Menzel’s employment and for the one-year period following the termination of his employment with the Company for any reason.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which the Company expects to file as an exhibit to a subsequent periodic report the Company files with the U.S. Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA HEALTHCARE PARTNERS INC.

Date: July 8, 2013		/s/ Kim M. Rivera
	By:	Kim M. Rivera
Chief Legal Officer & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 8, 2013